EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements (Nos. 333-07831, 333-07835, 333-28455, 333-28457, 333-28459, 333-63813, 333-63815, 333-41632, 333-41634, 333-41670, 033-88634, 333-53278, 333-86686, 333-86688, 333-126062, 333-144060 and 333-168613) on Form S-8 of Maxwell Technologies, Inc. of our reports dated February 20, 2014, relating to the consolidated financial statements, the effectiveness of Maxwell Technology, Inc.'s internal control over financial reporting, and schedules appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.
/s/ BDO USA LLP
San Diego, California
February 20, 2014